Exhibit (d)(1)
BRIO SOFTWARE, INC.
1992 STOCK OPTION PLAN

1.    Purpose.    The Brio Software, Inc. 1992 Stock Option Plan (the “Plan”) is established to attract, retain and reward persons providing services to Brio Software, Inc. and any successor corporation thereto (collectively referred to as the “Company”), and to motivate such persons to contribute to the growth and profits of the Company in the future.

2.    Administration.    The Plan shall be administered by the Board of Directors of the Company (the “Board”). All questions of interpretation of the Plan or of any options granted under the Plan (an “Option”) shall be determined by the Board, and such determinations shall be final and binding upon all persons having an interest in the Plan and/or any Option. Options may be either incentive stock options as defined in section 422A of the Internal Revenue Code of 1986, as amended (the “Code”) (“Incentive Stock Options”), or nonqualified stock options.

3.    Eligibility.    Options may be granted only to employees (including officers) and directors of the Company or to consultants or advisors to the Company. For purposes of the preceding sentence, “employees” shall include prospective employees to whom Options are granted in connection with written offers of employment with the Company and who become employees of the Company within thirty (30) days of the date of such written offers and “consultants” and “advisors” shall include prospective consultants and advisors to whom Options are granted in connection with written consulting or advising offers with the Company and who become consultants or advisors to the Company within thirty (30) days of the date of such written offers. The Board shall, in its sole discretion, determine which persons shall be granted Options (an “Optionee”). A director of the Company may only be granted a nonqualified stock option unless the director is also an employee of the Company. A consultant or advisor to the Company may only be granted a nonqualified stock option. Eligible persons may be granted more than one (1) Option.

4.    Shares Subject to Option.    Options shall be for the purchase of shares of the authorized but unissued common stock of the Company (the “Stock”), subject to adjustment as provided in paragraph 8 below. The maximum number of shares of Stock which may be issued under the Plan shall be Four Million One Hundred Fifty-Nine Thousand Five Hundred Ninety (4,159,590) shares. In the event that any outstanding Option for any reason expires or is terminated or cancelled and/or shares of Stock subject to repurchase are repurchased by the Company, the shares allocable to the unexercised portion of such Option, or such reacquired shares, may again be subjected to an Option.

5.    Time for Granting Options.    All Options shall be granted, if at all, within ten (10) years from the earlier of the date the Plan is adopted by the Board or the date the Plan is duly approved by the shareholders of the Company.

6.    Terms and Conditions of Options.    Subject to the provisions of the Plan, the Board shall determine for each Option (which need not be identical) the number of shares of Stock for which the Option shall be granted, the option price of the Option, the timing and terms of exercisability and vesting of the Option, whether the Option is to be treated as an Incentive

Stock Option or as a nonqualified stock option and all other terms and conditions of the Option not inconsistent with the Plan. Options granted pursuant to the Plan shall be evidenced by written agreements specifying the number of shares of Stock covered thereby, in such form as the Board shall from time to time establish, and shall comply with and be subject to the following terms and conditions:

(a)    Option Price.    The option price for each Option shall be established in the sole discretion of the Board; provided, however, that (i) the option price per share for an Option shall be not less than the fair market value, as determined by the Board, of a share of Stock on the date of the granting of the Option and (ii) no Option granted to an Optionee who at the time the Option is granted owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company within the meaning of section 422A(b)(6) of the Code and/or ten percent (10%) of the total combined value of all classes of stock of the Company (a “Ten Percent Owner Optionee”) shall have an option price per share less than one hundred ten percent (110%) of the fair market value of a share of Stock on the date of the granting of the Option. Notwithstanding the foregoing, an Option (whether an Incentive Stock Option or a nonqualified stock option) may be granted with an option price lower than the minimum exercise price set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner qualifying with the provisions of section 425(a) of the Code.

(b)    Exercise Period of Options.    The Board shall have the power to set the time or times within which each Option shall be exercisable or the event or events upon the occurrence of which all or a portion of each Option shall be exercisable and the term of each Option; provided, however, that (i) no Option shall be exercisable after the expiration of ten (10) years after the date such Option is granted and (ii) no Option granted to a Ten Percent Owner Optionee shall be exercisable after the expiration of five (5) years after the date such Option is granted.

(c)    Payment of Option Price.    Payment of the option price for the number of shares of Stock being purchased pursuant to any Option shall be made (i) in cash, by check, or cash equivalent or (ii) by the Optionee’s promissory note.

(d)    Transfer of Control.    A “Transfer of Control” shall be deemed to have occurred in the event any of the following occurs with respect to the Company:

(i)    the direct or indirect sale or exchange by the shareholders of the Company of all or substantially all of the stock of the Company where the shareholders of the Company before such sale or exchange do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company after such sale or exchange;

(ii)    a merger in which the Company is not the surviving corporation;

(iii)    a merger in which the Company is the surviving corporation where the shareholders of the Company before such merger do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company after such merger;

(iv)    the sale, exchange, or transfer of all or substantially all of the Company’s assets (other than a sale, exchange, or transfer to one (1) or more subsidiary corporations of the Company) (a subsidiary corporation shall be as defined in section 425(f) of the Code); or

(v)    a liquidation or dissolution of the Company.

In the event of a Transfer of Control, the surviving, continuing, successor, or purchasing corporation, as the case may be (the “Acquiring Corporation”), shall either assume the Company’s rights and obligations under outstanding stock option agreements or substitute options for the Acquiring Corporation’s stock for such outstanding Options. Any Options which are neither assumed or substituted for by the Acquiring Corporation nor exercised as of the date of the Transfer of Control shall terminate effective as of the date of the Transfer of Control.

(e)    Provision of Information.    Each Optionee shall be given access to information concerning the Company equivalent to that information generally made available to the Company’s common shareholders.

(f)    Options Non-Transferable.    During the lifetime of the Optionee, the Option shall be exercisable only by the Optionee. No Option shall be assignable or transferable by the Optionee, except by will or by the laws of descent and distribution.

(g)    Rights as a Shareholder or Employee.    An Optionee shall have no rights as a shareholder with respect to any shares of Stock covered by an Option until the date of the issuance of a certificate or certificates for the shares for which the Option has been exercised. No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to the date such certificate or certificates are issued, except as provided in paragraph 8 below. Nothing in an Option shall confer upon an Optionee any right to continue in the employ of the Company or affect in any way the right or power of the Company or the Optionee to terminate the Optionee’s employment for any reason, with or without cause.

7.    Standard Forms of Stock Option Agreement.    The Board may, from time to time, adopt or amend a standard form or forms of stock option agreement. Any standard form of stock option agreement for an Option shall properly reflect such Option’s status as an Incentive Stock Option or a nonqualified stock option, as the case may be. The Board may, from time to time, vary the terms of the standard form or forms of stock option agreement, either in connection with the grant of an individual Option or in connection with the authorization of a new standard form or forms; provided, however, that the terms and conditions of such revised standard form or forms of stock option agreement shall be in accordance with the terms of the Plan. Such authority shall include, but not by way of limitation, the authority to grant Options which are immediately exercisable subject to the Company’s right to repurchase any shares of Stock acquired by an Optionee on exercise of an Option in the event such Optionee’s employment with the Company is terminated for any reason, with or without cause. Unless otherwise provided by the Board at the time an Option is granted, or unless otherwise provided in the standard form or forms of stock option agreement as revised from time to time, the terms of the standard form of stock option agreement shall be as follows:

(a)    Payment of Option Price

(i)    An Option may not be exercised by promissory note unless the aggregate option price shall be at least Five Thousand Dollars ($5,000).

(ii)    Any permitted promissory note shall have such terms and conditions as shall be determined by the Board at the time an Option is granted.

(iii)    Payment by promissory note shall not be permitted if an exercise using a promissory note would be a violation of any law.

(b)    Withholding.    At the time an Option is exercised, in whole or in part, or at any time thereafter as requested by the Company, an Optionee shall make adequate provision for foreign, federal and state tax withholding obligations of the Company, if any, which arise in connection with the Option, including, without limitation, obligations arising upon (i) the exercise, in whole or in part, of the Option, (ii) the transfer, in whole or in part, of any shares acquired on exercise of the Option, (iii) the operation of any law or regulation providing for the imputation of interest, or (iv) the lapsing of any restriction with respect to any shares acquired on exercise of the Option.

(c)    Certificate Registration.    The certificate or certificates for the shares of Stock as to which an Option shall be exercised shall be registered in the name of the Optionee, or, if applicable, the heirs of the Optionee.

(d)    Restrictions on Grant of the Option and Issuance of Shares.    The grant of an Option and the issuance of the shares upon exercise of the Option shall be subject to compliance with all applicable requirements of federal or state law with respect to such securities. An Option may not be exercised if the issuance of shares upon such exercise would constitute a violation of any applicable federal or state securities law or other law or regulation. In addition, no Option may be exercised unless (i) a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), shall at the time of exercise of the Option be in effect with respect to the shares issuable upon exercise of the Option or (ii) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Option may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. As a condition to the exercise of the Option, the Company may require the Optionee to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

(e)    Fractional Shares.    The Company shall not be required to issue fractional shares upon the exercise of an Option.

(f)    Termination of the Option.    An Option shall terminate and may no longer be exercised on the first to occur of (i) the Option Term Date as defined in an Optionee’s stock option agreement, (ii) the failure of an Optionee to become an employee of the Company, or to become a consultant or advisor to the Company, within thirty (30) days of the date of a written offer of employment or such consulting or advising engagement, as the case may be, (iii) the last date for exercising an Option following termination of employment as described in paragraph 7(g) below, or (iv) upon a Transfer of Control of the Company as described in paragraph 6(d) above.

(g)    Termination of Employment.

(i)    Termination of the Option.    If an Optionee ceases to be an employee of the Company for any reason (except death or disability within the meaning of section 422A(c) of the Code), the Option, to the extent unexercised and exercisable by the Optionee on the employment termination date, may be exercised by the Optionee within three (3) months after the employment termination date, but in any event no later than the Option Term Date. If an Optionee’s employment with the Company is terminated because of the death or disability of the Optionee within the meaning of section 422A(c) of the Code, the Option, to the extent unexercised and exercisable by the Optionee on the employment termination date, may be exercised by the Optionee (or the Optionee’s legal representative) at any time prior to the expiration of twelve (12) months from the employment termination date, but in any event no later than the Option Term Date. Except as the Company and an Optionee otherwise agree, exercise of an Option following termination of the Optionee’s employment with the Company may not be made by delivery of a promissory note.

(ii)    Extension if Exercise Prevented by Law.    Notwithstanding the foregoing, if the exercise of an Option within the applicable time periods set forth above is prevented because the issuance of shares of Stock upon such exercise would constitute a violation of any applicable federal or state securities law or other law or regulation, the Option shall remain exercisable until three (3)months after the date the Optionee is notified by the Company that the Option is exercisable, but in any event no later than the Option Term Date.

(iii)    Application to Directors, Consultants and Advisors.    In the event an Optionee is a director, consultant, or advisor but not an employee of the Company at the time an Option is granted, termination of the Optionee’s status as a director, consultant, or advisor of the Company shall be deemed to be termination of the Optionee’s “employment” for purposes of interpreting this paragraph 7(g).

(h)    Right of First Refusal.

(i)    Right of First Refusal.    In the event an Optionee proposes to sell, pledge, or otherwise transfer any shares of Stock (the “Transfer Shares”) to any person or entity, including, without limitation, any shareholder of the Company, the Company shall have the right to repurchase the Transfer Shares under the terms and subject to the conditions set forth in this paragraph 7(h) (the “Right of First Refusal”).

(ii)    Notice of Proposed Transfer.    Prior to any proposed transfer of the Transfer Shares, an Optionee shall give; a written notice (the “Transfer Notice”) to the Company describing fully the proposed transfer, including the number of Transfer Shares, the name and address of the proposed transferee (the “Proposed Transferee”) and, if the transfer is voluntary, the proposed transfer price and containing such information necessary to show the bona fide nature of the proposed transfer. In the event of a bona fide gift or involuntary transfer, the proposed transfer price shall be deemed to be the fair market value of the Transfer Shares as determined by the Company in good faith. In the event an Optionee proposes to transfer any shares of Stock to more than one (1) Proposed Transferee, the Optionee shall provide a separate Transfer Notice for the proposed transfer to each Proposed Transferee. The Transfer Notice shall be signed by both the Optionee and the Proposed Transferee and must constitute a binding commitment of the Optionee and the Proposed Transferee for the transfer of the Transfer Shares to the Proposed Transferee subject only to the Right of First Refusal.

(iii)    Bona Fide Transfer.    In the event that the Company shall determine that the information provided by an Optionee in the Transfer Notice is insufficient to establish the bona fide nature of a proposed voluntary transfer, the Company shall give the Optionee written notice of the Optionee’s failure to comply with the procedure described in this paragraph 7(h) and the Optionee shall have no right to transfer the Transfer Shares without first complying with the procedure described in this paragraph 7(h). An Optionee shall not be permitted to transfer the Transfer Shares if the proposed transfer is not bona fide.

(iv)    Exercise of the Right of First Refusal.    In the event the proposed transfer is deemed to be bona fide, the Company shall have the right to purchase all, but not less than all, of the Transfer Shares at the purchase price and on the terms set forth in the Transfer Notice by delivery to the Optionee of a notice of exercise of the Right of First Refusal within thirty (30) days after the date the Transfer Notice is delivered to the Company. The Company’s exercise or failure to exercise the Right of First Refusal with respect to any proposed transfer described in a Transfer Notice shall not affect the Company’s ability to exercise the Right of First Refusal with respect to any proposed transfer described in any other Transfer Notice, whether or not such other Transfer Notice is issued by an Optionee or issued by a person other than the Optionee with respect to a proposed transfer to the same Proposed Transferee. If the Company exercises the Right of First Refusal,, the Company and the Optionee shall thereupon consummate the sale of the Transfer Shares to the Company on the terms set forth in the Transfer Notice; provided, however, that in the event the Transfer Notice provides for the payment for the Transfer Shares other than in cash, the Company shall have the option of paying for the Transfer Shares by the discounted cash equivalent of the consideration described in the Transfer Notice as reasonably determined by the Company. For purposes of the foregoing, cancellation of any indebtedness of an Optionee to the Company shall be treated as payment to the Optionee in cash to the extent of the unpaid principal and any accrued interest cancelled.

(v)    Failure to Exercise Right of First Refusal.    If the Company fails to exercise the Right of First Refusal in full within the period specified in paragraph 7(h)(iv) above, an Optionee may conclude a transfer to the Proposed Transferee of the Transfer Shares on the terms and conditions described in the Transfer Notice, provided such transfer occurs not later than one hundred twenty (120) days following delivery to the Company of the Transfer Notice. The Company shall have the right to demand further assurances from an Optionee and the Proposed Transferee (in a form satisfactory to the Company) that the transfer of the Transfer Shares was actually carried out on the terms and conditions described in the Transfer Notice. No Transfer Shares shall be transferred on the books of the Company until the Company has received such assurances, if so demanded, and has approved the proposed transfer as bona fide. Any proposed transfer on terms and conditions different from those described in the Transfer Notice, as well as any subsequent proposed transfer by an Optionee, shall again be subject to the Right of First Refusal and shall. require compliance by an Optionee with the procedure described in this paragraph 7(h).

(vi)    Transferees of the Transfer Shares.    All transferees of the Transfer Shares or any interest therein, other than the Company, shall be required as a condition of such transfer to agree in writing (in a form satisfactory to the Company) that such transferee shall receive and hold such Transfer Shares or interests subject to the provisions of this paragraph 7(h) providing for the Right of First Refusal with respect to any subsequent transfer. Any sale, pledge, or other transfer of any shares of Stock acquired upon exercise of an Option shall be void unless the provisions of this paragraph 7(h) are met.

(vii)    Assignment of the Right of First Refusal.    The Company shall have the right to assign the Right of First Refusal at any time, whether or not any Optionee has attempted a transfer, to one (1)or more persons as may be selected by the Company.

(viii)    Early Termination of the Right of First Refusal.    The other provisions of this paragraph 7(h) notwithstanding, the Right of First Refusal shall terminate, and be of no further force and effect, upon (A) the occurrence of a Transfer of Control, unless the Acquiring Corporation assumes the Company’s rights and obligations under the Plan, or (B) the existence of a public market for the class of shares subject to the Right of First Refusal. A “public market” shall be deemed to exist if (1) such stock is listed on a national securities. exchange (as that term is used in the Securities Exchange Act of 1934, as amended) or (2) such stock is traded on the over-the-counter market and prices therefor are published daily on business days in a recognized financial journal.

(i)    Vested Share Repurchase Option.

(i)    Vested Shares Defined.    The total Number of Option Shares multiplied by the Vested Ratio as set forth in the form of option agreement are Vested Shares.

(ii)    Vested Share Repurchase Option.    In the event the Optionee’s employment with the Company is terminated for any reason, with or without cause, or if the Optionee or the Optionee’s legal representative attempts to sell, exchange, transfer, pledge, or otherwise dispose of any Vested Shares acquired upon exercise of the Option without complying with the provisions of paragraph 7(h) above, the Company shall have the option to repurchase the Vested Shares under the terms and subject to the conditions set forth in this paragraph 7(i) (the “Vested Share Repurchase Option”).

(iii)    Exercise of Vested Share Repurchase Option.    The Company may exercise the Vested Share Repurchase Option by written notice to the Optionee or the Optionee’s legal representative within sixty (60) days after such termination of employment (or exercise of the Option, if later) or after the Company has received notice of the attempted disposition. If the Company fails to give notice within such sixty (60) day period, the Vested Share Repurchase

Option shall terminate unless the Company and the Optionee have extended the time for the exercise of the Vested Share Repurchase Option. The Vested Share Repurchase Option must be exercised, if at all, for all of the Vested Shares, except as the Company and the Optionee otherwise agree.

(iv)    Payment for Shares.    Payment by the Company to the Optionee shall be made in cash within thirty (30) days after the date of the mailing of the written notice of exercise of the Vested Share Repurchase Option. For purposes of the foregoing, cancellation of any indebtedness of the Optionee to the Company shall be treated as payment to the Optionee in cash to the extent of the unpaid principal and any accrued interest cancelled. The purchase price per share being repurchased by the Company shall be an amount equal to the greater of (a) the Optionee’s original cost per share, as adjusted pursuant to paragraph 9 below, or (b) the fair market value of the shares as determined by the Company as of the date the Optionee’s employment with the Company is terminated. In the event an Optionee disputes the Company’s fair market value determination, the Company and the Optionee shall select an independent appraiser who is mutually agreeable to make such fair market value determination. The fees and expenses associated with such independent appraisal shall be borne equally by the Company and such Optionee.

(v)    Transfers Not Subject to the Vested Share Repurchase Option.    The Vested Share Repurchase Option shall not apply to a transfer to the Optionee’s ancestors, descendants, or spouse or to a trustee solely for the benefit of the Optionee or the Optionee’s ancestors, descendants, or spouse; provided, however, that such transferee shall agree in writing (in a form satisfactory to the Company) to take the stock subject to all the terms and conditions of this paragraph 7(i) providing for a Vested Share Repurchase Option.

(vi)    Assignment of Vested Share Repurchase Option.    The Company shall have the right to assign the Vested Share Repurchase Option at any time, whether or not such option is then exercisable, to one (1) or more persons as may be selected by the Company.

(vii)    Early Termination of Vested Share Repurchase Option.    The other provisions of this paragraph 7(i) notwithstanding, the Vested Share Repurchase Option shall terminate, and be of no further force and effect as provided in paragraph 7(h)(viii) above.

(k)    Stock Dividends Subject to Stock Option Agreement.    If, from time to time, there is any stock dividend, stock split, or other change in the character or amount of any of the outstanding stock of the; Company the stock of which is subject to the provisions of this paragraph 7, then in such event any and all new substituted or additional securities to which an Optionee is entitled by reason of the Optionee’s ownership of the shares of Stock acquired upon exercise of an Option shall be immediately subject to the Right of First Refusal and Vested Share Repurchase Option with the same force and effect as the shares subject to the Right of First Refusal and Vested Share Repurchase Option immediately before such event.

(l)    Legends.    The Company may at any time place legends referencing the Right of First Refusal and Vested Share Repurchase Option set forth in paragraph 7(h) and 7(i) above, any applicable federal or state securities law restrictions and the fact that the shares of

Stock were issued by the Company pursuant to the exercise of an Incentive Stock Option (as defined in section 422A of the Code) on all certificates representing shares of Stock subject to the provisions of this paragraph 7. An Optionee shall, at the request of the Company, promptly present to the Company any and all certificates representing shares of Stock acquired pursuant to the exercise of an Option in the possession of the Optionee in order to effectuate the provisions of this paragraph.

8.    Effect of Change in Stock Subject to Plan.    Appropriate adjustments shall be made in the number and class of shares of Stock subject to the Plan and to any outstanding Options and in the option price of any outstanding Options in the event of a stock dividend, stock split, reverse stock split, combination, reclassification, or like change in the capital structure of the Company. In the event a majority of the shares which are of the same class as the shares that are subject to the Option are exchanged for, converted into, or otherwise become shares of another corporation (the “New Shares”), the Company may unilaterally amend the Option to provide that the Option is exercisable for New Shares. In the event of arty such amendment, the number of shares and the exercise price shall be adjusted in a fair and equitable manner.

9.    Termination or Amendment of Plan and Options.    The Board may terminate or amend the Plan and/or any Option at any time. In any event, no termination or amendment may adversely affect any then outstanding Option or any unexercised portion thereof, without the consent of the Optionee, unless such amendment is required to enable an Option to qualify as an Incentive Stock Option.

10.    Information and Documents to Optionees.    The Company shall provide financial statements at least annually to each Optionee during the period such Optionee has one or more Options outstanding, and in the case of an individual who acquired Stock pursuant to the Plan, during the period such individual owns such Stock. The Company shall not be required to provide such information if the issuance of Options under the Plan is limited to key employees whose duties in connection with the Company assure their access to equivalent information. In addition, at the time of issuance of any securities under the Plan, the Company shall provide to the Optionee a copy of the agreement(s) pursuant to which securities under the Plan are issued.